EXHIBIT 99.1

PRESS RELEASE
First Half 2014 Results

► Multiple-play strategy and focus on great customer experience drove further churn improvement;
► Confident to achieve 5-6% Adjusted EBITDA growth for the full year despite softer revenue outlook, reflecting substantially lower revenue from standalone handset sales and lower analog carriage fees;
► Board of directors will decide on shareholder remuneration towards the end of Q3 2014.

The enclosed information constitutes regulated information as defined in the Royal Decree of 14 November 2007 regarding the duties of issuers of financial instruments which have been admitted for trading on a regulated market.

Mechelen, July 31, 2014 - Telenet Group Holding NV (“Telenet” or the “Company”) (Euronext Brussels: TNET) announces its unaudited consolidated results under International Financial Reporting Standards as adopted by the European Union (“EU IFRS”) for the six months ended June 30, 2014.

HIGHLIGHTS

•
17,900 net triple-play subscriber additions in Q2 2014, representing best Q2 achievement since 2009, resulting in nearly 1 million triple-play subscribers (+12% yoy), or around 48% of our customer base;

•	Improved mobile line-up, including launch of “King Supersize” and free 4G access, drove sequential acceleration in net mobile postpaid additions in Q2 2014 to 820,800 subscribers (+41,000 qoq);

•
Continued investment into enriched product features for existing customers, resulting in sustained improvement in annualized churn across all our fixed products, reaching lowest level in four years’ time;

•
Revenue of €838.8 million in H1 2014, up 3% yoy, impacted by substantially lower standalone handset sales and lower analog carriage fees. Slight sequential revenue pick-up in Q2 2014 to €422.0 million, up 3% yoy;

•
Adjusted EBITDA(1) of €460.1 million in H1 2014, up 10% yoy, driven by substantially lower handset subsidies and including a nonrecurring €12.5 million benefit. Adjusted EBITDA of €222.3 million in Q2 2014, up 3% yoy, reflecting higher costs associated with handset subsidies, interconnection and copyrights, partially offset by lower spend on marketing campaigns;

•
Accrued capital expenditures(2) of €187.7 million in H1 2014, representing around 22% of revenue, impacted by renewal of Belgian football broadcasting rights. Excluding the latter, accrued capital expenditures represented around 18% of revenue, reflecting phasing of set-top boxes and certain network investments;

•	Robust Free Cash Flow(3) of €150.6 million in H1 2014, up 50% yoy, driven by robust Adjusted EBITDA growth and an improvement in our working capital;

•
Confident to deliver 5-6% Adjusted EBITDA growth for the full year despite softer revenue outlook (4-5%). Relative outlook for accrued capital expenditures as a percentage of revenue was maintained (20-21%) with Free Cash Flow expected to remain within the €230-240 million range.

As of and for the six months ended	June 2014	June 2013	Change %

FINANCIAL HIGHLIGHTS (€ in millions, except per share amounts)

Revenue	838.8	813.6	3%
Operating Profit	277.2	242.2	14%
Net Profit	48.8	110.0	-56%
Basic Earnings Per Share	0.42	0.96	-56%
Diluted Earnings Per Share	0.42	0.95	-56%
Adjusted EBITDA (1)	460.1	417.8	10%
Adjusted EBITDA margin %	54.9%	51.4%
Accrued Capital Expenditures (2)	187.7	177.8	6%
Accrued Capital Expenditures as % of revenue	22.4%	21.9%
Free Cash Flow (3)	150.6	100.5	50%

OPERATIONAL HIGHLIGHTS (Total Services)

Total Cable TV	2,076,600	2,097,500	-1%
Analog Cable TV	548,300	644,300	-15%
Digital Cable TV	1,528,300	1,453,200	5%
Broadband internet	1,492,900	1,424,700	5%
Fixed telephony	1,107,300	997,400	11%
Mobile telephony	820,800	674,900	22%
Triple-play customers	997,300	887,400	12%
Services per customer relationship (4)	2.25	2.15	5%
ARPU per customer relationship (€ / month) (4) (5)	49.3	47.1	5%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2014

(1)
EBITDA is defined as profit before net finance expense, income taxes, depreciation, amortization and impairment. Adjusted EBITDA is defined as EBITDA before stock-based compensation and restructuring charges, and before operating charges or credits related to successful or unsuccessful acquisitions or divestures.  Operating charges or credits related to acquisitions or divestures include (i) gains and losses on the disposition of long-lived assets and (ii) due diligence, legal, advisory and other third-party costs directly related to the Company’s efforts to acquire or divest controlling interests in businesses. Adjusted EBITDA is an additional measure used by management to demonstrate the Company’s underlying performance and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure. A reconciliation of this measure to the most directly comparable EU IFRS measure is disclosed in Exhibit 1 on page 10.

(2)
Accrued capital expenditures are defined as additions to property, equipment and intangible assets, including additions from capital leases and other financing arrangements, as reported in the Company’s consolidated statement of financial position on an accrued basis.

(3)
Free Cash Flow is defined as net cash provided by the operating activities of Telenet’s continuing operations less (i) purchases of property and equipment and purchases of intangibles of its continuing operations, (ii) principal payments on vendor financing obligations, (iii) principal payments on capital leases (exclusive of network-related leases that were assumed in acquisitions), and (iv) principal payments on post acquisition additions to network leases, each as reported in the Company’s consolidated statement of cash flows. Free Cash Flow is an additional measure used by management to demonstrate the Company’s ability to service debt and fund new investment opportunities and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure.

(4)
Customer relationships are equal to the sum of analog and digital basic cable TV subscribers on the Combined Network, including the network covered by the long-term lease with the pure intermunicipalities.

(5)
Average monthly revenue (ARPU) per revenue generating unit (RGU) and ARPU per customer relationship are calculated as follows: average total monthly recurring revenue (including revenue earned from carriage fees and set-top box rentals and excluding interconnection revenue, installation fees, mobile telephony revenue and set-top box sales) for the indicated period, divided by the average of the opening and closing RGU base or customer relationships, as applicable, for the period.

(6)
Net leverage ratio is calculated as per the 2010 Amended Senior Credit Facility definition, using net total debt, excluding (a) subordinated shareholder loans, (b) capitalized elements of indebtedness under the Clientele and Annuity Fees, (c) any finance leases entered into on or prior to August 1, 2007, and (d) any indebtedness incurred under the network lease entered into with the pure intermunicipalities up to a maximum aggregate amount of €195.0 million, divided by last two quarters’ Consolidated Annualized EBITDA.

Conference call - Telenet will host a conference call for institutional investors and analysts on July 31, 2014 at 3:00pm CET.
For dial-in details and webcast links, please visit: http://investors.telenet.be

Contacts
Investor Relations :        Rob Goyens - rob.goyens@staff.telenet.be - Phone: +32 15 333 054
Investor Relations:        Thomas Deschepper - thomas.deschepper@staff.telenet.be - Phone: +32 15 366 645
Press & Media Relations:    Stefan Coenjaerts - stefan.coenjaerts@staff.telenet.be - Phone: +32 15 335 006

About Telenet - Telenet is a leading provider of media and telecommunication services. Its business comprises the provision of cable television, high speed internet and fixed and mobile telephony services, primarily to residential customers in Flanders and Brussels. In addition, Telenet offers services to business customers across Belgium under the brand Telenet for Business. Telenet is listed on the Euronext Brussels Stock Exchange under the ticker symbol TNET and is part of the BEL20 stock market index.

Additional Information - Additional information on Telenet and its products can be obtained from the Company’s website http://www.telenet.be. Further information regarding the operating and financial data presented herein can be downloaded from the investor relations pages of this website. The Company’s Consolidated Annual Report 2013 as well as unaudited condensed consolidated interim financial statements and presentations related to the financial results for the six months ended June 30, 2014 have been made available on the investor relations pages of the Company’s website (http://investors.telenet.be).

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995 - Various statements contained in this document constitute “forward-looking statements” as that term is defined under the U.S. Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements related to our financial and operational outlook, dividend policy and future growth prospects, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations; potential adverse competitive, economic or regulatory developments; our significant debt payments and other contractual commitments; our ability to fund and execute our business plan; our ability to generate cash sufficient to service our debt; interest rate and currency exchange rate fluctuations; the impact of new business opportunities requiring significant up-front investments; our ability to attract and retain customers and increase our overall market penetration; our ability to compete against other communications and content distribution businesses; our ability to maintain contracts that are critical to our operations; our ability to respond adequately to technological developments; our ability to develop and maintain back-up for our critical systems; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations; our ability to make value-accretive investments; and our ability to sustain or increase shareholder distributions in future periods. We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Financial Information - The consolidated annual financial statements of Telenet Group Holding as of and for the year ended December 31, 2013 and the condensed consolidated interim financial statements for the six months ended June 30, 2014 have been prepared in accordance with EU IFRS unless otherwise stated and are available on the Company’s website.

Non-GAAP measures - Adjusted EBITDA and Free Cash Flow are non-GAAP measures as contemplated by the U.S. Securities and Exchange Commission’s Regulation G. For related definitions and reconciliations, see the Investor Relations section of the Liberty Global plc website (http://www.libertyglobal.com/). Liberty Global plc is the Company’s controlling shareholder.

This document has been released on July 31, 2014 at 7.00am CET

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2014

Commenting on the results, John Porter, Telenet’s Chief Executive Officer, stated:

”Telenet can look back at a solid second quarter, both operationally and in terms of financial performance, reaping the benefits of a continued investment into our fixed and mobile products, our customers and our network. Relative to Q2 2013, we recorded 11% more net subscriber additions for our advanced fixed services of digital TV, broadband internet and fixed telephony in Q2 2014. We attracted nearly 18,000 net triple-play subscribers in Q2 2014, reaching almost 1 million (+12% yoy) and now representing around 48% of our customer base. We also continued to make great progress in terms of churn management, reaching the lowest level for substantially all our fixed services in four years’ time, despite the intensely competitive environment. We believe this reflects the premium positioning of our products, including our continued focus on providing a great customer experience. In March, we improved our mobile line-up, including the launch of “King Supersize” and free 4G access for all our mobile customers. We are pleased to see that these improvements drove a sequential improvement in net subscriber additions (+41,000 in Q2 2014) to 820,800 mobile postpaid subscribers at June 30, 2014. Annualized churn in mobile also showed a substantial improvement, reaching its lowest level since the launch of “King” and “Kong” mid-2012. As only around 18% of our customer relationships take mobile from us, we continue to see ample growth opportunities ahead.

In the course of the second quarter, we laid further foundations for future growth as we successfully renewed the Belgian football broadcasting rights for another three years. This extension on a non-exclusive basis allows us to continue to offer all matches of the Jupiler Pro League on our sports pay TV channels, alongside the main international leagues and other international sports events, while optimizing our investment costs. We also made a strategic 50% investment in the Flemish media company De Vijver Media for an aggregate €58 million, pending approval from the European Competition Authorities. Our investment in this extremely creative company heralds a new step for us to achieve innovation in local content, together with an existing strong channel group. This investment is consistent with our objective to offer Flemish viewers the best and most modern multimedia entertainment, while ensuring a continued diverse Flemish media landscape.

For the first six months of 2014, our revenue grew 3% yoy to €839 million and was impacted by substantially lower revenue from standalone handsets on which we generally earn a small margin, and lower analog carriage fees. Revenue growth slightly picked up in Q2 2014 on a sequential basis to €422 million, yet continued to be impacted by the reasons mentioned above. We achieved 10% Adjusted EBITDA growth in H1 2014 to €460 million, which included a €12.5 million nonrecurring benefit from the settlement of certain operational contingencies. As for Q2 2014, our Adjusted EBITDA grew 3% yoy as lower advertising, sales and marketing expenses were partially offset by a different phasing of handset subsidies as a result of our newest smartphone campaign in May. Yet, our Adjusted EBITDA margin remained broadly stable compared to Q2 2013 at 52.7%. Accrued capital expenditures reached €188 million, or around 22% of revenue, and reflected the extension of the Belgian football broadcasting rights. Excluding this impact, accrued capital expenditures represented around 18% of our revenue, reflecting phasing of set-top box related capital expenditures and certain network investments. Finally, our Free Cash Flow showed robust growth, up 50% yoy to €151 million for the first six months, driven by solid Adjusted EBITDA growth and an improvement in our working capital.

Taking our first-half performance, current business trends and competitive dynamics into account, we now see revenue growth “between 4-5%” for the full year, including a meaningfully lower contribution from both standalone handset sales and analog carriage fees. We expect our top line growth rate to accelerate in the second half driven by our mobile and B2B activities and a more favorable comparison base for standalone handset sales. Despite the softer revenue outlook, we remain confident to achieve healthy mid-single digit Adjusted EBITDA growth of “between 5-6%” for the full year with the second half reflecting higher handset subsidies and a seasonally lower Adjusted EBITDA contribution compared to the first half. Accrued capital expenditures as a percentage of revenue for the full year are expected to remain within the “20-21%” range, while our Free Cash Flow outlook (“€230-240 million”) also remains unchanged.

The strong business growth we see ahead of us, together with the cash flow flexibility resulting from both the successful April 2014 refinancing and the robust growth in our Consolidated Annualized EBITDA, should translate into attractive future shareholder value. In this respect, the board of directors will decide on shareholder remuneration towards the end of the third quarter of 2014.”

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2014

1	Operational highlights

1.1    Multiple-play

OVERVIEW & MULTIPLE-PLAY

Telenet yielded solid operational results for the first six months of 2014 as we added 107,200 net subscribers to our advanced fixed services of digital TV, broadband internet and fixed telephony. We managed to attract 50,100 net subscribers to our advanced fixed services in Q2 2014, up 11% compared to Q2 2013. Despite the intensely competitive environment and the effects from the October 2012 Telecoms Law, making it essentially easier for consumers to switch operators, we reduced our annualized churn rates across all our fixed products, reaching the lowest level in four years’ time for both broadband internet and basic cable television. And in mobile, we enjoyed the lowest annualized churn rates since the launch of our “King” and “Kong” rate plans mid-2012. We believe this reflects the benefits from our multiple-play strategy and our relentless focus on providing a great customer experience.

We continued to enjoy robust net subscriber growth for both our fixed telephony service and our leading “Whop” and “Whoppa” triple-play bundles following their launch in June 2013. In Q2 2014, we attracted 17,900 net triple‐play subscribers (H1 2014: 42,000), which was our best Q2 result since 2009, resulting in nearly 1 million triple-play subscribers at June 30, 2014 (+12% year-on-year). We now have around 48% of our customer relationships subscribing to our triple-play services compared to around 42% at June 30, 2013. We still have a large single-play customer base, representing around 23% of our overall customer base at June 30, 2014, which we are focused on upselling to our advanced services and bundled propositions. The progress in our multiple-play strategy can also be derived from the number of services customers receive from us. At June 30, 2014, our customers subscribed to an average of 2.25 services, up 5% compared to the Q2 2013 quarter-end when our bundling ratio was 2.15 (excluding mobile telephony in both cases).

As of June 30, 2014, we served 2,076,600 customer relationships, which represented approximately 71% of the 2,905,000 homes passed by our network. As of June 30, 2014, all of our 2,076,600 customer relationships subscribed to our basic cable television services, 1,492,900 subscribed to our broadband internet services and 1,107,300 subscribed to our fixed telephony services. We also had 820,800 mobile postpaid subscribers as of June 30, 2014. In addition, approximately 74% of our basic cable television subscribers had upgraded to the higher ARPU digital TV platform. At June 30, 2014, and excluding our mobile RGUs, we provided 4,676,800 services, a 3% increase compared to the prior year period.

ARPU PER CUSTOMER RELATIONSHIP

The ARPU per customer relationship, which excludes our mobile telephony revenue and certain other types of revenue, is one of our key operational metrics as we aim to obtain a larger share of our customers’ spending on telecommunication, media and entertainment services. For the first six months of 2014, the ARPU per customer relationship reached €49.3, up 5% compared to the prior year period when the ARPU per customer relationship was €47.1. Growth in the ARPU per customer relationship was driven by a higher proportion of multiple-play subscribers in our overall customer mix, a larger share of higher ARPU digital TV subscribers and the favorable impact from the February 2014 price increase on certain fixed services, offset by a growing proportion of bundle discounts and other discounts.

In Q2 2014, the ARPU per customer relationship amounted to €49.7, up €2.4, or 5%, compared to the prior year period when the ARPU per customer relationship yielded €47.3. Relative to recent quarters, the growth in the ARPU per customer relationship accelerated as it is no longer impacted by bundle discounts related to mobile subscriber growth after we harmonized headline prices for our “King” and “Kong” mobile rate plans for both new and existing cable subscribers in November 2013.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2014

1.2    Broadband internet

Our broadband internet subscriber base nearly reached 1.5 million subscribers at June 30, 2014 with 12,000 net subscriber additions in Q2 2014 which is traditionally a softer sales quarter in our business (H1 2014: 28,000). At June 30, 2014, 51.4% of the homes serviceable from our leading HFC network subscribed to one of our broadband internet products as compared to 49.4% at the end of Q2 2013. In June 2013, we successfully repositioned our multiple-play bundles with download speeds in our footprint of 60 and 120 Mbps for our “Whop” and “Whoppa” bundles, respectively. One year later, we further enriched our product offering, resulting in an even greater surfing experience for both our residential and business customers. We currently provide downstream speeds up to 160 Mbps for our residential “Whoppa” customers and 200 Mbps for our “Business Internet 200 Plus” customers.

We believe our broadband internet subscriber base is one of the most advanced in Europe as the average download speed reached 78 Mbps at the end of June 2014 compared to 43 Mbps prior to the launch of our new triple-play bundles in June last year. We have also made further progress with our WiFi strategy, which we consider to be both a natural extension for the fixed broadband connection in the home or office and a means to offload an increasing share of mobile data traffic to our existing WiFi network. Today, we have deployed almost 1.1 million active WiFi Homespots and operate approximately 1,500 WiFi hotspots in public areas. Through our partnership with the Walloon cable operator VOO, our broadband internet customers can freely use the VOO WiFi Homespots in Wallonia and Brussels and vice versa. In Q2 2014, annualized churn for our broadband internet service was 6.9%, representing a decrease of 50 basis points compared to Q1 2014 and represented our best quarterly achievement in four years’ time.

1.3    Fixed telephony

Since the successful repositioning of our multiple-play bundles in June last year, including the availability of attractively-priced flat-fee rate plans and free offpeak calling to all mobile networks in Belgium, we have seen continued strong growth in fixed telephony subscribers. Our innovative VoIP app “Triiing” adds value to our fixed telephony proposition as it operates through any WiFi connection worldwide, creating the potential to significantly reduce roaming costs abroad for our customers. The number of registered devices using “Triiing” continued its upward trend and increased to 213,000 at June 30, 2014. In Q2 2014, we achieved 18,900 net fixed telephony customer additions, which was almost double the run-rate we achieved in Q2 2013 (H1 2014: 42,300). We exceeded 1.1 million subscribers ending with 1,107,300 fixed telephony subscribers at June 30, 2014 (+11% year-on-year). Fixed telephony penetration expanded to 38.1% of homes passed by our network despite lower mobile pricing and the intensely competitive environment. In Q2 2014, annualized churn for our fixed telephony service reached 6.5%, which was down 150 basis points compared to Q2 2013 and down 80 basis points compared to Q1 2014.

1.4    Mobile telephony

In March 2014, we improved our mobile line-up by introducing the “King Supersize” option, which provides customers with twice as many minutes, text messages and data as a regular “King” tariff plan for an additional €5 per month. Priced at €20 per month, we believe “King Supersize” provides a compelling value proposition relative to comparable offerings by our main competitors. We also made our high-end “Kong” offer more attractive by reducing headline prices (for both new and existing subscribers) from €50 per month to €45 per month while expanding the usage limits for data, messaging and voice specifications. Since the end of March 2014, our mobile telephony subscribers also got free access to 4G. In late May 2014, we launched a targeted handset subsidy campaign, offering customers the possibility to purchase a 4G-enabled smartphone at €49 in conjunction with either a “King”, “King Supersize” or “Kong” tariff plan.

The aforementioned improvements to our product line-up drove an acceleration in net new mobile subscriber growth compared to recent quarters. We recorded 41,000 net mobile postpaid subscriber acquisitions in Q2 2014, which was our best quarterly achievement since Q2 2013 despite today’s much more competitive environment (H1 2014: 70,300). At June 30, 2014, we had 820,800 postpaid subscribers, which was up 22% year-on-year. The ARPU generated by our mobile subscribers reached €26.8 in Q2 2014 (including interconnection). The decrease compared to the prior year period was primarily driven by discount allocation impacts from the harmonization of our mobile tariffs for both

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2014

new and existing customers in November 2013. On a sequential basis, however, our mobile ARPU (including interconnection) remained broadly unchanged.

1.5    Television

1.5.1    Digital & Premium Television

At June 30, 2014, we served 1,528,300 digital TV customers (+5% year-on-year) as we added 19,200 net digital TV subscribers in Q2 2014 (H1 2014: 36,900). As of June 30, 2014, approximately 74% of our basic cable television subscribers were generating incremental ARPU on our interactive digital TV platform. In addition, our digital TV subscribers can also extend their TV experience beyond the traditional TV screen, to their smartphones, tablets, laptops or desktops via “Yelo TV”, which had 446,000 active users as of June 30, 2014 (+6% quarter-on-quarter). This continued uptake in active “Yelo TV” users was driven by (i) enriched content offerings as a result of new partnerships with certain local broadcasters and (ii) the 2014 FIFA World Cup, during which we attained a peak of 123,000 unique daily logins on June 15, 2014 and 22,400 concurrent streams during the Spain - Chile game on June 18, 2014.

Our subscription video-on-demand packages, “Rex” and “Rio”, which provide unlimited access to a wide selection of content for a fixed monthly charge, had nearly 112,900 customers as of June 30, 2014, which was up 9% quarter-on-quarter. At the end of June 2014, 201,500 customers subscribed to our pay television sports channels, representing an increase of 3% as compared to the prior year period. In June 2014, the Jupiler Pro League awarded the Belgian soccer rights for the next three seasons on a non-exclusive basis. As such, Telenet will be able to offer all matches of the Belgian competition live on Sporting Telenet until the 2016-2017 season. As a result, we continue to offer a great selection of domestic and international football on our Sporting Telenet pay TV platform, along with a broad sports line-up including NBA basketball, golf and Formula One racing.

1.5.2    Basic Cable Television

Subscribers to total basic analog and digital cable television services decreased by 5,800 to 2,076,600 at June 30, 2014 compared to 2,082,400 at March 31, 2014. This represented a marked improvement compared to the net organic loss of 10,100 basic cable TV subscribers in the previous quarter that was temporarily impacted by the increased copyright fees in February 2014. We believe our net organic loss rate represents a solid achievement given the intensely competitive environment, characterized by the availability of other digital platforms in our market and increased competition from low-end offers.

The aforementioned organic loss excludes migrations to our digital television platform and represents customers churning to competitors’ platforms, such as other digital television providers and satellite operators, or customers terminating their television service or having moved out of our service footprint. Given the historically high level of cable penetration in our footprint, the limited expansion of the number of homes passed and strong competition in the TV market, we anticipate further churn of basic cable TV subscribers, offset by further growth in multiple‐play subscribers, generating a higher ARPU relative to the basic cable TV ARPU.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2014

2	Financial highlights

2.1    Revenue

For the first six months of 2014, we generated revenue of €838.8 million, marking a 3% increase compared to the prior year period when we produced revenue of €813.6 million. All of our revenue growth in the period was organic and driven by (i) continued growth in our residential broadband internet business as a result of solid RGU growth; (ii) the benefit from the selective price increase on certain fixed services in February 2014, (iii) a growing contribution from our mobile activities, and (iv) a 5% increase in our business services revenue. These favorable impacts were partly offset by (i) substantially lower revenue from the sale of standalone handsets of €9.1 million on which we generally earn a small margin; (ii) €3.6 million lower analog carriage fees, and (iii) lower usage-related revenue. Excluding the negative impact from the lower standalone handset sales and lower analog carriage fees, our revenue growth rate would have been meaningfully higher.

In Q2 2014, we achieved revenue of €422.0 million compared to €408.0 million generated in Q2 2013. Although our top line growth rate of 3% in Q2 2014 showed a mild acceleration on a sequential basis, the aforementioned H1 2014 revenue trends also impacted our quarterly performance. In the second half of 2014, we anticipate our top line growth rate to accelerate versus the first half of the year driven by our mobile and B2B activities and generally a more favorable year-on-year comparison for standalone handsets sales. Please refer to Section 3.1 - Outlook for the year 2014 for detailed information about our outlook for the remainder of the year.

BASIC CABLE TELEVISION

Our basic cable television revenue, which represents the monthly fee paid by our basic cable TV subscribers for the analog and digital channels they receive in the basic tier, amounted to €160.5 million in H1 2014 (Q2 2014: €80.6 million) and was up 2% versus the same period in the prior year. The negative impact from the decrease in our active subscriber base was more than offset by higher revenue from copyright fees following the price increase in February 2014. As we pay these copyright fees directly to copyright collection agencies for certain content provided by the public broadcasters, the aforementioned increase does not benefit our Adjusted EBITDA.

PREMIUM CABLE TELEVISION

Our premium cable television revenue represents the revenue generated by our digital cable television subscribers on top of the basic cable television revenue described above and includes amongst others recurring set-top box rental fees and the revenue generated by supplemental channel offerings and our VOD platform. In H1 2014, our premium cable television business generated revenue of €116.5 million (Q2 2014: €58.5 million), representing a 2% decrease compared to the prior year period. Higher set-top box rental revenue and subscription revenue was more than offset by a growing proportion of bundle discounts following the repositioning of our triple-play bundles in June 2013 and the temporary discounts for “Rex” and “Rio” in Q1 2014.

DISTRIBUTORS/OTHER

Distributors/Other revenue primarily includes (i) third-party sales and standalone mobile handset sales, (ii) channel carriage fees, (iii) cable television activation and installation fees, and (iv) set-top box sales revenue. Distributors/Other revenue reached €23.9 million in H1 2014, which was €10.9 million lower than the €34.8 million we recorded in H1 2013. This 31% year-on-year revenue decrease was primarily driven by substantially lower revenue from the sale of standalone handsets and lower analog carriage fees. Also in Q2 2014, we recorded significantly lower revenue from the sale of standalone handsets, which resulted in a 27% decrease in our Distributors/Other revenue to €11.1 million.

RESIDENTIAL BROADBAND INTERNET

The residential broadband internet revenue generated by our residential and small business broadband internet RGUs totaled €257.8 million in H1 2014 (Q2 2014: €129.8 million) and was up 14% compared to the prior year period when we recorded residential broadband internet revenue of €225.5 million. Our revenue growth was driven by a solid 5%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2014

growth in our RGU base, the more favorable allocation of revenue from our “Whop” and “Whoppa” bundles compared to our previous triple-play bundles and the benefit from the aforementioned price increase as from February 2014.

RESIDENTIAL TELEPHONY

Our residential telephony revenue includes recurring subscription-based revenue from both our fixed and mobile telephony subscribers as well as interconnection revenue generated by these customers. Our residential telephony revenue reached €233.5 million in H1 2014 (Q2 2014: €118.9 million), and was only slightly up compared to the prior year period as a higher contribution from our mobile telephony business was offset by lower fixed telephony revenue as a result of a higher proportion of bundle discounts.

Our residential fixed telephony revenue was €109.6 million in H1 2014 (Q2 2014: €55.4 million) with a solid 11% subscriber increase offset by a growing proportion of bundle discounts and lower usage-related revenue following the continued success of our “FreePhone Europe” flat-fee rate plans. Our residential mobile telephony revenue yielded €123.9 million (Q2 2014: €63.5 million), including €39.5 million (Q2 2014: €20.3 million) of interconnection revenue. Our residential mobile telephony revenue increased 7% compared to the prior year period driven by continued growth in the number of postpaid subscribers, partially offset by a decrease in our mobile ARPU as mentioned earlier. Compared to Q1 2014, our residential mobile telephony revenue increased by 5% as a result of improved net mobile subscriber growth.

BUSINESS SERVICES

Revenue generated by our business customers on all coax‐related products is allocated to one of the aforementioned revenue lines and is not captured within Telenet for Business, our business services division. The revenue reported under business services relates to the revenue generated on non-coax products, including fiber and leased DSL lines, our carrier business, as well as value-added services such as hosting and managed security. Telenet for Business generated revenue of €46.6 million in H1 2014, which was up 5% compared to the prior year period when our business services yielded revenue of €44.2 million and reflected the negative impact from changes in the way we recognize certain upfront fees. Revenue growth was driven by wholesale services for mobile, and fixed voice as continued pricing pressure was offset by strong growth from the ISDN BA product offering for medium-sized businesses. In Q2 2014 alone, our business services revenue reached €23.1 million, representing a solid 8% increase compared to Q2 2013 on the back of higher fixed voice, wholesale services for mobile and data revenue, partly offset by seasonally lower security-related revenue.

2.2    Expenses

For the first six months of 2014, our total operating expenses were €561.6 million, reflecting a 2% decrease compared to the prior year period when we incurred total operating expenses of €571.4 million. Slightly higher employee benefit expenses and higher depreciation and amortization charges in the first six months of 2014 were more than offset by a 9% decrease in our network operating and service costs. This decrease in network operating and service costs was predominantly driven by significantly lower costs associated with both handset sales and subsidies and was partly offset by increased copyright costs and higher interconnect costs. Our operating expenses in H1 2014 also reflected a €12.5 million favorable impact from the settlement of certain operational contingencies, while our operating expenses in H1 2013 were favorably impacted by a €15.7 million reversal of depreciation charges in Q2 2013 following a settlement on set-top box related import duties.

In Q2 2014, we incurred total operating expenses of €292.4 million, up 9% compared to the prior year period when we incurred €267.8 million of total operating expenses which included the nonrecurring benefit from the reversal of set-top box related import duties as mentioned above. This increase was largely due to higher depreciation and amortization charges, higher interconnection costs and relatively higher costs associated with the targeted handset subsidy campaign that we launched in May 2014, offering customers the possibility to purchase a 4G-enabled smartphone at €49 in conjunction with either a “King”, “King Supersize” or “Kong” tariff plan.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2014

•
Employee benefits increased 6% from €73.8 million in H1 2013 to €78.2 million in H1 2014 (Q2 2014: €40.0 million) as a result of the 1% mandatory wage indexation for all of our employees in January 2014 and modest growth in our employee base, reflecting the continued growth of our operations.

•
Depreciation and amortization, including gains on disposal of property and equipment and other intangible assets, grew by 4% year-on-year and reached €176.0 million in H1 2014 (Q2 2014: €87.5 million) compared to €168.8 million in H1 2013 and reflected last year’s €15.7 million favorable impact of the reversal of set-top box related import duties. In addition to this one-time effect, depreciation and amortization charges in H1 2014 were also impacted by an extension to the expected useful life of the latest generation of set-top boxes. Furthermore, we incurred lower amortization expenses in H1 2014 versus the prior year period due to the full impairment of the intangible asset related to the 3G mobile spectrum license at December 31, 2013.

•
Network operating and service costs, which include all of our direct expenses such as costs related to handset sales and subsidies, interconnection, programming, copyrights, call center and network-related expenses, continued to represent the largest portion of our total operating expenses. Compared to H1 2013, our network operating and service costs decreased by €24.2 million, or 9%, to €239.0 million in H1 2014, primarily as a result of significantly lower costs associated with handset sales and subsidies. Furthermore, our network operating and service costs in H1 2014 reflected a nonrecurring €12.5 million favorable impact from the settlement of certain operational contingencies. In Q2 2014, we incurred €129.7 million of network operating and service costs, up 5% year-on-year, primarily driven by higher interconnection expenses and costs related to handset subsidies from our newest marketing campaigns.

•
Advertising, sales and marketing expenses of €31.3 million in H1 2014 showed a 7% decrease compared to the prior year period, reflecting the launch of our revamped multiple-play bundles in June 2013, lower sales commissions due to relatively lower net new subscriber growth for both our fixed and mobile services and timing variances in some of our campaigns. These reasons also led to a 16% decrease in Q2 2014 to €15.0 million when compared to Q2 2013.

•
Our other costs, including operating charges related to acquisitions or divestitures, amounted to €31.8 million in H1 2014 (Q2 2014: €15.8 million) compared to €25.0 million in H1 2013 and included, amongst other, business-supporting corporate advisory, consulting and legal fees.

Our operating expenses represented approximately 67% of our revenue for the first six months of 2014 as compared to approximately 70% in H1 2013. The relative decrease compared to the prior year period was primarily driven by lower costs associated with handset sales and subsidies and lower advertising, sales and marketing expenses, partly offset by higher personnel expenses and other costs. For Q2 2014, our operating expenses represented approximately 69% of our revenue as compared to approximately 66% in Q2 2013 as a result of higher depreciation and amortization charges, higher staffing costs and higher costs related to handset subsidies relative to the prior year period.

Cost of services provided as a percentage of our revenue reached approximately 53% for the first six months of 2014 as compared to approximately 55% for the first six months of 2013. Selling, general and administrative expenses represented approximately 14% of our overall revenue for the first six months of 2014 as compared to approximately 15% in the prior year period. Slightly higher employee benefit expenses were more than offset by lower advertising, sales and marketing expenses and lower expenses related to share based compensation. In Q2 2014, cost of services provided reached approximately 55% of our revenue compared to approximately 50% in Q2 2013, primarily as a result of relatively higher costs associated with handset subsidies from our newest mobile marketing campaigns. Selling, general and administrative expenses as a percentage of our revenue was approximately 14% in Q2 2014 compared to approximately 15% in Q2 2013 as higher personnel expenses and share based compensation were offset by lower advertising, sales and marketing expenses in the quarter.

2.3    Adjusted EBITDA and operating profit

For the first six months of 2014, we realized Adjusted EBITDA of €460.1 million, up 10% compared to the prior year period when we produced Adjusted EBITDA of €417.8 million. Our corresponding Adjusted EBITDA margin reached 54.9% for the first six months of the year and was up sharply from 51.4% in H1 2013 despite a higher share of lower margin mobile and entertainment revenue. Our Adjusted EBITDA in H1 2014 reflected a €12.5 million favorable impact from the settlement of certain operational contingencies. Excluding this nonrecurring impact, our Adjusted

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2014

EBITDA growth would have been lower. The robust year-on-year growth in our Adjusted EBITDA was primarily driven by substantially lower costs associated with handset subsidies relative to H1 2013, reflecting timing variances in some of our campaigns, while we maintained overall control on our overhead expenses.

In Q2 2014, we generated Adjusted EBITDA of €222.3 million, up 3% compared to the prior year period. As expected, the growth in our Adjusted EBITDA contracted relative to previous quarters since we started focusing on more cost-effective mobile subscriber acquisitions beginning in Q2 2013 and as such we have been incurring relatively lower costs associated with handset subsidies from Q2 2013 onwards. Lower advertising, sales and marketing expenses in Q2 2014 were partially offset by higher costs associated with handset subsidies from our recent mobile campaigns, higher interconnection expenses as a result of continued RGU growth for both our fixed and mobile businesses and higher copyright costs following the February 2014 increase. Yet, our Adjusted EBITDA margin was relatively stable at 52.7% for Q2 2014.

Exhibit 1: Reconciliation between Adjusted EBITDA and total profit for the period (unaudited)

(€ in millions)	For the three months ended			For the six months ended
	June 30,			June 30,
	2014	2013	Change %	2014	2013	Change %

Adjusted EBITDA	222.3	216.3	3%	460.1	417.8	10%
Adjusted EBITDA margin	52.7%	53.0%		54.9%	51.4%

Share based compensation	(4.4)	(0.9)	389%	(5.3)	(6.8)	(22%)
Operating charges related to acquisitions or divestitures	(0.8)	—	N.M.	(1.6)	—	N.M.

EBITDA	217.1	215.4	1%	453.2	411.0	10%

Depreciation, amortization and impairment	(87.5)	(75.2)	16%	(176.0)	(168.8)	4%

Operating profit	129.6	140.2	(8)%	277.2	242.2	14%

Net finance expense	(94.7)	(33.2)	185%	(183.8)	(80.0)	130%
Other income	0.1	(0.2)	N.M.	0.3	(0.2)	N.M.
Income tax expense	(25.0)	(35.2)	(29)%	(44.9)	(52.0)	(14%)

Profit for the period	10.0	71.6	(86)%	48.8	110.0	(56%)
N.M - Not Meaningful

We generated operating profit of €277.2 million in H1 2014 (Q2 2014: €129.6 million), up 14% compared to the prior year period when our operating profit reached €242.2 million.

2.4    Net result

FINANCE INCOME AND EXPENSES

For the first six months of 2014, our net finance expenses totaled €183.8 million compared to €80.0 million of net finance expenses incurred in H1 2013. The increase in net finance expenses was primarily driven by a decrease in the fair value of our derivatives. In H1 2014, our interest rate derivatives yielded a non-cash loss of €45.1 million, whereas the prior year period showed a non-cash gain of €51.1 million. Furthermore, we also incurred a €7.3 million loss on the extinguishment of debt in Q2 2014 following the early prepayment of certain Term Loans and the Senior Secured Notes due 2016 during April 2014. Relative to H1 2013, our interest income and foreign exchange gain decreased €1.2 million to €0.3 million in H1 2014, reflecting lower average interest rates on our deposits and investments. Interest expenses, foreign exchange loss and other finance expenses reached €131.7 million in H1 2014 and were broadly stable compared to the prior year period as our overall indebtedness remained broadly unchanged compared to the prior year period. In Q2 2014, we incurred €94.7 million of net finance expenses as compared to €33.2 million in Q2 2013. The €61.5 million year-on-year increase was primarily driven by the same reasons outlined above. Please refer to Section 2.6 - Debt profile, cash balance and net leverage ratio for detailed information about our debt maturity profile.

INCOME TAXES

We recorded income tax expense of €44.9 million in H1 2014 compared to income tax expense of €52.0 million in H1 2013, representing a 14% decrease year-on-year. In Q2 2014, we incurred income tax expense of €25.0 million compared to €35.2 million in the prior year period.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2014

NET INCOME

For the first six months of 2014, we earned net income of €48.8 million compared to €110.0 million in the prior year period. Although our operating profit showed a robust 14% growth for the first six months of 2014, our net income decreased 56% compared to the prior year period as we incurred a €45.1 million non-cash loss on derivatives and recorded a €7.3 million loss on the extinguishment of debt following the prepayment of certain Term Loans and the Senior Secured Notes due 2016. In Q2 2014, we achieved net income of €10.0 million compared to net income of €71.6 million in Q2 2013 as a result of a €22.0 million loss on our derivatives and a €7.3 million loss on the extinguishment of debt.

2.5    Cash flow and liquidity

NET CASH FROM OPERATING ACTIVITIES

Our operating activities yielded net cash of €344.0 million for the first six months of 2014, representing a strong 28% increase compared to the prior year period when our net cash from operating activities reached €269.3 million. Slightly higher cash interest expenses were more than offset by the robust Adjusted EBITDA growth we achieved in H1 2014. Furthermore, the trend in our working capital improved substantially relative to the prior year period as a result of our new working capital policy. In Q2 2014 alone, we generated €193.1 million of net cash from operating activities, up 8% compared to the prior year period, driven by underlying growth in our Adjusted EBITDA and a positive trend in our working capital while our cash interest expenses remained broadly stable.

NET CASH USED IN INVESTING ACTIVITIES

We used €184.2 million of net cash in investing activities in H1 2014, up 12% year-on-year. The cash used in investing activities comprised the cash payments for our capital expenditures, including the cash payment of €11.0 million for the Belgian football broadcasting rights, net of the proceeds received from other operators and broadcasters using a portion of these rights. This amount covered the final payment for the previous 2013-2014 season. In June 2014, we successfully renewed the broadcasting rights for the Jupiler Pro League for another three years, starting July 2014. Under the renewed non-exclusive contract, we will pay approximately €17.5 million in August 2014 to cover the first leg of the upcoming 2014-2015 season and we intend to make a second payment in early January next year for the remainder of the new season. In Q2 2014, we used €64.9 million of net cash in investing activities, which was broadly stable compared to the prior year period. Please refer to Section 2.7 - Capital expenditures for detailed information about the underlying accrued capital expenditures.

FREE CASH FLOW

For the first six months of 2014, we generated €150.6 million of Free Cash Flow, representing a 50% increase compared to the prior year period when we achieved Free Cash Flow of €100.5 million. A €20.0 million year-on-year increase in our cash capital expenditures was more than offset by a €74.7 million increase in the net cash generated from our operating activities, driven by solid Adjusted EBITDA growth and an improved trend in our working capital. In Q2 2014, we realized €123.0 million of Free Cash Flow, up 11% compared to Q2 2013 when our Free Cash Flow reached €110.5 million after a negative €10.0 million in Q1 2013. As both cash capital expenditures and cash interest expenses remained broadly stable compared to the prior year period, our Free Cash Flow was primarily driven by solid Adjusted EBITDA growth and a favorable trend in our working capital.

NET CASH FROM FINANCING ACTIVITIES

Net cash used in financing activities was €192.0 million in H1 2014 compared to net cash used in financing activities of €897.3 million in H1 2013. The evolution of our net cash used in financing activities in H1 2014 primarily reflected: (i) a net decrease of €147.7 million in our overall indebtedness as excess cash was used to repay the remaining outstanding amounts under certain Term Loans following the April 2014 refinancing, (ii) the repurchase of 1.1 million shares under the Share Repurchase Program 2014 for an aggregate amount of €48.2 million offset by the proceeds from the sale of treasury shares amounting to €14.3 million, and (iv) €10.4 million related to capital lease repayments and other financial payments. The net cash used in financing activities in H1 2013 primarily reflected the payment of

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2014

an extraordinary dividend to our shareholders in early May 2013 for an aggregate amount of €905.2 million. In Q2 2014, we used €162.4 million of net cash in financing activities, primarily caused by the same reasons as outlined above.

2.6    Debt profile, cash balance and net leverage ratio

DEBT PROFILE

As of June 30, 2014, we carried a total debt balance (including accrued interest) of €3,736.7 million, of which €1,357.0 million principal amount is owed under our 2010 Amended Senior Credit Facility and €1,900.0 million principal amount is related to the Notes issued in 2010, 2011 and 2012. Our total debt balance at June 30, 2014 also included €45.9 million for the outstanding portion of the 3G mobile spectrum including accrued interest. The remainder primarily represents the capital lease obligations associated with the Interkabel Acquisition.

In March 2014, we announced an extension offer for Term Loans Q, R and T under our existing 2010 Amended Senior Credit Facility and the redemption of the Senior Secured Notes due 2016. As a result of the aforementioned refinancing, which was completed in April 2014, we issued a new €474.1 million floating rate Term Loan under the 2010 Amended Senior Credit Facility (“Term Loan W”) due June 30, 2022 carrying a margin of 3.25% over Euribor. In addition, we issued a new €882.9 million floating rate Term Loan under the 2010 Amended Senior Credit Facility (“Term Loan Y”) due June 30, 2023 carrying a margin of 3.50% over Euribor. The net proceeds of these new issuances, together with available cash and cash equivalents, were used to fully redeem the outstanding amounts under Term Loans Q, R and T and the €100.0 million Senior Secured Notes due 2016. As a result, we do not have any maturities of our outstanding debt prior to November 2020.

DEBT OVERVIEW AND PAYMENT SCHEDULES

The table below provides an overview of our debt instruments and payment schedule at June 30, 2014.

Exhibit 2: Debt maturity table as of June 30, 2014

	Total Facility as per	Drawn amount	Undrawn amount	Maturity Date	Interest rate	Interest payments due
	June 30, 2014
	(in million of euro)
2010 Amended Senior Credit Facility:
Term Loan W	474.1	474.1	—	June 30, 2022	Floating - 1M Euribor + 3.25%	Monthly
Term Loan Y	882.9	882.9	—	June 30, 2023	Floating - 1M Euribor + 3.50%	Monthly
Revolving Credit Facility (Facility S)	36.9	—	36.9	December 31, 2016	Floating - 1M Euribor + 2.75%	Not applicable
Revolving Credit Facility (Facility X)	286.0	—	286.0	September 30, 2020	Floating - 1M Euribor + 2.75%	Not applicable

Senior Secured Fixed Rate Notes
€500 million Senior Secured Notes due 2020	500.0	500.0	—	November 15, 2020	Fixed - 6.375%	Semi-annually (May and Nov.)
€300 million Senior Secured Notes due 2021	300.0	300.0	—	February 15, 2021	Fixed - 6.625%	Semi-annually (Feb and Aug.)
€450 million Senior Secured Notes due 2022	450.0	450.0	—	August 15, 2022	Fixed - 6.25%	Semi-annually (Feb and Aug.)
€250 million Senior Secured Notes due 2024	250.0	250.0	—	August 15, 2024	Fixed - 6.75%	Semi-annually (Feb and Aug.)

Senior Secured Floating Rate Notes

€400 million Senior Secured Notes due 2021	400.0	400.0	—	June 15, 2021	Floating - 3M Euribor + 3.875%	Quarterly (March, June, Sep. and Dec.)

Total notional amount	3,579.9	3,257.0	322.9

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2014

CASH BALANCE AND AVAILABILITY OF FUNDS

At June 30, 2014, we held €181.9 million of cash and cash equivalents compared to €214.1 million at December 31, 2013 as we used part of our outstanding cash balance (i) to redeem the remaining outstanding amounts under certain of our Term Loans following the April 2014 refinancing and, (ii) to repurchase shares under the Share Repurchase Program 2014. The cash usage was partially offset by robust growth in our underlying Free Cash Flow. As part of the April 2014 refinancing, we also extended the size and tenor of our Revolving Facility. At June 30, 2014, we had access to an additional committed Revolving Facility of €322.9 million, subject to compliance with the covenants mentioned below. A substantial portion of our Revolving Facility (€286.0 million) is available until September 30, 2020, while the remaining amount (€36.9 million) is available until December 31, 2016.

NET LEVERAGE RATIO

As of June 30, 2014, the outstanding balance of our 2010 Amended Senior Credit Facility and outstanding cash balance resulted in a Net Total Debt to Consolidated Annualized EBITDA ratio of 3.6x compared to 4.0x at December 31, 2013. Our current net leverage ratio is significantly below the covenant of 6.0x and the availability test of 5.0x.

2.7    Capital expenditures

Accrued capital expenditures reached €187.7 million for the first six months of 2014, representing approximately 22% of our revenue and up 6% compared to the prior year period when we incurred accrued capital expenditures of €177.8 million. Our accrued capital expenditures in H1 2013 were impacted by a €16.1 million reversal of set-top box related import duties and the extension of the UK Premier League football broadcasting rights for three seasons, starting August 2013. These broadcasting rights have been capitalized as intangible assets and are being amortized on a pro‐rata basis as the seasons progress. In June 2014, we successfully renewed the football broadcasting rights for the Jupiler Pro League for three seasons, starting July 2014. The first season under the current three-year contract has been capitalized as an intangible asset and will be amortized on a pro-rata basis as the season progresses. Excluding capitalized content rights in both periods and the nonrecurring benefit from the reversal of set-top related import duties in H1 2013, our accrued capital expenditures would have represented approximately 18% and 21% of our revenue for H1 2014 and H1 2013, respectively.

Set-top box related capital expenditures decreased 12% from €22.7 million in H1 2013 to €20.0 million in H1 2014 as we reduced our set-top box inventory levels in the beginning of the year and recorded an overall lower intake of net digital TV subscribers compared to the prior year period. In H1 2014, set-top box related capital expenditures reached approximately 13% of our total accrued capital expenditures (excluding capitalized content rights). Capital expenditures for customer installations totaled €34.3 million in H1 2014, or approximately 22% of total accrued capital expenditures (excluding capitalized content rights), compared to €36.4 million in H1 2013. The 6% year-on-year decline in our customer installations capital expenditures mirrored a lower level of net new subscriber growth for our advanced fixed services as compared to last year, while we continued to benefit from efficiencies as customers increasingly opted for self-installation.

Accrued capital expenditures for network growth and upgrades decreased 24% from €51.4 million in H1 2013 to €39.0 million in H1 2014, and represented approximately 25% of total accrued capital expenditures (excluding capitalized content rights). The decrease was primarily driven by timing variances in the execution of some our network investments and relatively lower spending on node-splitting as we already reached an average of approximately 530 homes per node at June 30, 2014. As not all homes passed by our HFC network subscribe to our broadband internet services, the number of connected homes per node approximated 270 at June 30, 2014.

The remainder of our accrued capital expenditures included refurbishments and replacements of network equipment, sports content acquisition costs, and recurring investments in our IT platform and systems. These reached €94.4 million in H1 2014 compared to €67.3 million in H1 2013, and were impacted by the renewal of the Belgian football broadcasting rights, as mentioned above. Approximately 60% of our accrued capital expenditures for the first six months of 2014 (excluding capitalized content rights) were scalable and subscriber growth related.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2014

In Q2 2014 alone, we recorded accrued capital expenditures of €117.7 million, marking a 44% increase compared to the prior year period and representing approximately 28% of our revenue. Accrued capital expenditures in Q2 2014 were impacted by the extension of the Belgian football broadcasting rights as the first season was recognized as an intangible asset under EU IFRS and will be amortized as the season progresses, whereas accrued capital expenditures in the prior year period reflected the nonrecurring benefit from the reversal of set-top box related import duties. Excluding these impacts, our accrued capital expenditures represented approximately 21% of our revenue in Q2 2014 as compared to approximately 24% in Q2 2013.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2014

3    Outlook and other information

3.1    Outlook for the year 2014

Taking our first-half performance, current business trends and competitive dynamics into account, we now see revenue growth “between 4-5%” for the full year as compared to “between 6-7%” previously. Our revised revenue forecast includes a meaningfully lower contribution from both standalone handset sales and analog carriage fees. Relative to the first six months of 2014, we expect our top line growth rate to accelerate in the second half driven by our mobile and B2B activities and a more favorable comparison base for standalone handset sales.

Despite the softer revenue outlook, we remain confident to achieve healthy mid-single digit Adjusted EBITDA growth of “between 5-6%” for the full year. As such, our Adjusted EBITDA growth outlook for the full year remains unchanged relative to our initial expectations as provided in the beginning of the year, implying a mild turnaround in our Adjusted EBITDA margin relative to FY 2013 despite a higher share of lower-margin revenue in our mix. Relative to the first half, we anticipate our Adjusted EBITDA growth rate to decelerate in the second half as a result of planned handset subsidies and timing variances in some of our marketing campaigns and the intensely competitive environment.

Accrued capital expenditures as a percentage of revenue are expected to remain “between 20-21%”, excluding the nonrecurring impact from the extension of the Belgian football broadcasting rights as mentioned below. Relative to the first six months of 2014, our full year outlook reflects seasonally higher spending in the second half, including set-top box related capital expenditures and certain network investments.

Finally, we continue to see healthy Free Cash Flow growth for the full year to “between €230.0-240.0 million” compared to the €212.4 million we delivered in 2013. Growth in our Free Cash Flow will be driven by a solid growth in our Adjusted EBITDA and an improvement in our working capital as a result of the introduction of our new working capital policy. Relative to the first half, the remainder of the year should reflect a lower Free Cash Flow contribution as a result of seasonally higher cash payments for the Belgian football broadcasting rights, a temporary negative reversal in our working capital trend and generally lower Adjusted EBITDA growth relative to the first half of the year.

Exhibit 3: Outlook FY 2014

	Outlook FY 2014	Outlook FY 2014
	(as presented on February 13, 2014)	(as revised on July 31, 2014)
Revenue growth	6 - 7%	4 - 5%
Adjusted EBITDA growth	5 - 6%	5 - 6%
Accrued capital expenditures, % of revenue	20 - 21%(1)	20 - 21%(1)
Free Cash Flow	€230 - €240 million(2)	€230 - €240 million(2)
(1) Excluding the impact from the extension of the Belgian football broadcasting rights.
(2) Assuming the tax payment on our 2013 tax return will not occur until early 2015 and a flat evolution of cash interest expenses.

3.2    Shareholder remuneration

We remain committed to deliver attractive and sustainable shareholder value in line with our long‐term Net Total Debt to Consolidated Annualized EBITDA ratio. This methodology provides for an optimal balance between growth, shareholder returns and attractive access to capital markets. We aim to achieve this leverage target through potential value-accretive acquisitions and/or investments to support future business growth and cash returns to shareholders, underpinned by strong Free Cash Flow generation and a continued optimization of our financing structure. In this respect, the board of directors will decide on shareholder remuneration towards the end of the third quarter of 2014.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2014

3.3    Subsequent events

There were no significant events subsequent to June 30, 2014, that would require adjustment to or disclosure in the financial information included in this press release.

3.4    Procedures of the independent auditor

The statutory auditor, KPMG Bedrijfsrevisoren - Reviseurs d’Entreprises CVBA, represented by Götwin Jackers, has confirmed that their review procedures, which have been substantially completed, have not revealed any significant matters requiring adjustment of the condensed consolidated interim financial information included in this press release as of and for the six months ended June 30, 2014.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2014

4    Telenet Group Holding NV – Consolidated operating statistics

As of and for the three months ended	June 2014	June 2013	Change %

Total Services

Homes passed - Combined Network	2,905,000	2,881,300	1%

Television
Analog Cable TV	548,300	644,300	-15%
Digital Cable TV	1,528,300	1,453,200	5%
Total Cable TV	2,076,600	2,097,500	-1%

Internet
Residential Broadband Internet	1,452,900	1,384,700	5%
Business Broadband Internet	40,000	40,000	—
Total Broadband Internet	1,492,900	1,424,700	5%

Telephony
Residential Telephony	1,093,200	983,900	11%
Business Telephony	14,100	13,500	4%
Total Telephony	1,107,300	997,400	11%

Mobile telephony (active customers)	820,800	674,900	22%

Total Services (excl. Mobile)	4,676,800	4,519,600	3%

Churn

Basic cable television	7.2%	7.8%
Broadband internet	6.9%	7.1%
Telephony	6.5%	8.0%

Customer relationship information - Combined Network

Triple-play customers	997,300	887,400	12%
Total customer relationships	2,076,600	2,097,500	-1%
Services per customer relationship	2.25	2.15	5%
ARPU per customer relationship (in € / month)	49.7	47.3	5%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2014

5	Telenet Group Holding NV – Selected EU IFRS condensed consolidated interim financial statements

5.1	EU IFRS condensed consolidated interim statement of profit or loss and other comprehensive income (unaudited)

(€ in millions, except shares and per share amounts)	For the three months ended			For the six months ended
	June 30,			June 30,
	2014	2013	Change %	2014	2013	Change %
Profit for the period
Revenue

Basic cable television	80.6	78.8	2%	160.5	157.8	2%
Premium cable television	58.5	59.3	-1%	116.5	119.4	-2%
Distributors / other	11.1	15.3	-27%	23.9	34.8	-31%
Residential broadband internet	129.8	113.2	15%	257.8	225.5	14%
Residential telephony	118.9	120.0	-1%	233.5	231.9	1%
Business services	23.1	21.4	8%	46.6	44.2	5%

Total Revenue	422.0	408.0	3%	838.8	813.6	3%
Expenses
Cost of services provided	(232.8)	(205.1)	14%	(444.8)	(447.0)	—
Gross Profit	189.2	202.9	-7%	394.0	366.6	7%
Selling, general & administrative expenses	(59.6)	(62.7)	-5%	(116.8)	(124.4)	-6%
Operating profit	129.6	140.2	-8%	277.2	242.2	14%
Finance income	0.1	33.0	-100%	0.3	52.6	-99%
Net interest income and foreign exchange gain	0.1	0.6	-83%	0.3	1.5	-80%
Net gain on derivative financial instruments	—	32.4	N.M.	—	51.1	N.M.
Finance expenses	(94.8)	(66.2)	43%	(184.1)	(132.6)	39%
Net interest expense, foreign exchange loss and other finance expenses	(65.5)	(66.2)	-1%	(131.7)	(132.6)	-1%
Net loss on derivative financial instruments	(22.0)	—	N.M.	(45.1)	—	N.M.
Loss on extinguishment of debt	(7.3)	—	N.M.	(7.3)	—	N.M.
Net finance expense	(94.7)	(33.2)	185%	(183.8)	(80.0)	130%
Other income (loss)	0.1	(0.2)	N.M.	0.3	(0.2)	N.M.
Profit before income tax	35.0	106.8	-67%	93.7	162.0	-42%
Income tax benefit expense	(25.0)	(35.2)	-29%	(44.9)	(52.0)	-14%
Profit for the period	10.0	71.6	-86%	48.8	110.0	-56%

Other comprehensive income for the period, net of income tax
Items that will not be reclassified to profit or loss
Remeasurements of defined benefit liability (asset)	—	—	N.M.	(0.7)	—	N.M.
Other comprehensive loss for the period, net of income tax	—	—	N.M.	(0.7)	—	N.M.
Total comprehensive income for the period	10.0	71.6	-86%	48.1	110.0	-56%

Profit attributable to:	10.0	71.6	-86%	48.8	110.0	-56%
Owners of the Company	10.0	71.6	-86%	48.8	110.0	-56%
Non-controlling interests	—	—	N.M.	—	—	N.M.

Total comprehensive income for the period, attributable to:	10.0	71.6	-86%	48.1	110.0	-56%
Owners of the Company	10.0	71.6	-86%	48.1	110.0	-56%
Non-controlling interests	—	—	N.M.	—	—	N.M.

Weighted average shares outstanding	115,577,425	114,521,201		115,464,134	114,040,067
Basic earnings per share	0.09	0.62		0.42	0.96
Diluted earnings per share	0.09	0.62		0.42	0.95

Expenses by Nature
Employee benefits	40.0	37.1	8%	78.2	73.8	6%
Share based compensation	4.4	0.9	389%	5.3	6.8	-22%
Depreciation	62.3	46.5	34%	123.1	108.6	13%
Amortization	14.9	20.7	-28%	29.3	40.9	-28%
Amortization of broadcasting rights	10.9	8.6	27%	24.7	20.5	20%
Gain on disposal of property and equipment and other intangible assets	(0.6)	(0.6)	—	(1.1)	(1.2)	-8%
Network operating and service costs	129.7	123.0	5%	239.0	263.2	-9%
Advertising, sales and marketing	15.0	17.9	-16%	31.3	33.8	-7%
Other costs	15.0	13.7	9%	30.2	25.0	21%
Operating charges related to acquisitions or divestitures	0.8	—	N.M.	1.6	—	N.M.

Total Expenses	292.4	267.8	9%	561.6	571.4	-2%
N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2014

5.2    EU IFRS condensed consolidated interim statement of cash flows (unaudited)

(€ in millions)	For the three months ended			For the six months ended
	June 30,			June 30,
	2014	2013	Change %	2014	2013	Change %

Cash flows from operating activities
Profit for the period	10.0	71.6	-86%	48.8	110.0	-56%
Depreciation, amortization, impairment and restructuring changes	87.5	75.2	16%	176.0	168.8	4%
Working capital changes and other non cash items	26.7	13.7	95%	6.7	(31.0)	N.M.
Income tax expense	25.1	35.2	-29%	44.9	52.0	-14%
Net interest expense, foreign exchange loss and other finance expenses	65.4	65.6	—	131.4	131.1	—
Net loss (gain) on derivative financial instruments	22.0	(32.4)	N.M.	45.1	(51.1)	N.M.
Loss on extinguishment of debt	7.3	—	N.M.	7.3	—	N.M.
Cash interest expenses and cash derivatives	(50.9)	(50.6)	1%	(116.2)	(110.5)	5%

Net cash from operating activities	193.1	178.3	8%	344.0	269.3	28%

Cash flows from investing activities
Purchases of property and equipment	(52.2)	(51.3)	2%	(135.7)	(119.4)	14%
Purchases of intangibles	(14.1)	(14.3)	-1%	(51.0)	(46.0)	11%
Investments in equity accounted investees	—	(0.4)	N.M.	—	(0.4)	N.M.
Proceeds from sale of property and equipment	1.4	1.1	27%	2.5	1.6	56%
Purchase of broadcasting rights for resale purposes	(1.6)	(0.8)	100%	(7.1)	(7.6)	-7%
Proceeds from the sale of broadcasting rights for resale purposes	1.6	0.8	100%	7.1	7.6	-7%

Net cash used in investing activities	(64.9)	(64.9)	—	(184.2)	(164.2)	12%

Cash flows from financing activities
Repayments of loans and borrowings	(721.4)	—	N.M.	(721.4)	—	N.M.
Proceeds from loans and borrowings	573.7	—	N.M.	573.7	—	N.M.
Payments related to capital reductions and dividend	—	(905.2)	N.M.	—	(905.2)	N.M.
Repurchase of own shares	(25.2)	—	N.M.	(48.2)	—	N.M.
Sales of own shares	14.3	—	N.M.	14.3	—	N.M.
Other financing activities (incl. finance leases)	(3.8)	7.1	N.M.	(10.4)	7.9	N.M.

Net cash from financing activities	(162.4)	(898.1)	-82%	(192.0)	(897.3)	-79%

Net decrease in cash and cash equivalents
Cash at beginning of period	216.1	898.8	-76%	214.1	906.3	-76%
Cash at end of period	181.9	114.1	59%	181.9	114.1	59%

Net cash used	(34.2)	(784.7)	-96%	(32.2)	(792.2)	-96%

Free Cash Flow
Net cash from operating activities	193.1	178.3	8%	344.0	269.3	28%
Purchases of property and equipment	(52.2)	(51.3)	2%	(135.7)	(119.4)	14%
Purchases of intangibles	(14.1)	(14.3)	-1%	(51.0)	(46.0)	11%
Principal payments on capital leases (excluding network-related leases assumed in acquisitions)	(1.3)	(1.1)	18%	(2.5)	(2.3)	9%
Principal payments on post acquisition additions to network leases	(2.5)	(1.1)	127%	(4.2)	(1.1)	282%
Free Cash Flow	123.0	110.5	11%	150.6	100.5	50%
N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2014

5.3    EU IFRS condensed consolidated interim statement of financial position
(unaudited)

(€ in millions)	June 30,	December 31,	Change
	2014	2013

ASSETS
Non-current Assets:
Property and equipment	1,388.7	1,386.1	2.6
Goodwill	1,241.8	1,241.8	—
Other intangible assets	258.7	251.9	6.8
Deferred tax assets	92.7	82.1	10.6
Other assets	5.3	7.7	(2.4)
Total non-current assets	2,987.2	2,969.6	17.6

Current Assets:
Inventories	14.0	15.4	(1.4)
Trade receivables	144.7	118.7	26.0
Other current assets	77.4	83.8	(6.4)
Cash and cash equivalents	181.9	214.1	(32.2)
Total current assets	418.0	432.0	(14.0)

TOTAL ASSETS	3,405.2	3,401.6	3.6

EQUITY AND LIABILITIES
Equity:
Share capital	12.6	12.6	—
Share premium and other reserves	994.4	982.1	12.3
Retained loss	(2,442.0)	(2,465.9)	23.9
Remeasurements	(8.2)	(7.5)	(0.7)
Total equity attributable to owners of the Company	(1,443.2)	(1,478.7)	35.5
Non-controlling interests	8.6	8.3	0.3
Total equity	(1,434.6)	(1,470.4)	35.8

Non-current Liabilities:
Loans and borrowings	3,656.6	3,790.4	(133.8)
Derivative financial instruments	154.9	111.0	43.9
Deferred revenue	2.3	2.7	(0.4)
Deferred tax liabilities	117.5	109.4	8.1
Other liabilities	82.7	90.8	(8.1)
Total non-current liabilities	4,014.0	4,104.3	(90.3)

Current Liabilities:
Loans and borrowings	80.1	77.9	2.2
Trade payables	165.2	141.8	23.4
Accrued expenses and other current liabilities	325.0	340.6	(15.6)
Deferred revenue	77.8	79.0	(1.2)
Derivative financial instruments	41.0	39.9	1.1
Current tax liability	136.7	88.5	48.2
Total current liabilities	825.8	767.7	58.1

Total liabilities	4,839.8	4,872.0	(32.2)

TOTAL EQUITY AND LIABILITIES	3,405.2	3,401.6	3.6